EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Paradigm Holdings, Inc.
Rockville, MD

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-134854) of Paradigm Holdings, Inc. and Subsidiaries of our report dated April 17, 2007, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated April 17, 2007 relating to the consolidated financial statements and consolidated financial statement schedule, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

Bethesda, MD
March 31, 2008